SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive proxy statement
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HAVERTY FURNITURE COMPANIES, INC.
 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:_________________________________________________________________________________

HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 16, 2005

Dear Fellow Stockholder:

The Annual Meeting of the Stockholders of Haverty Furniture Companies, Inc. will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland on Monday, May 16, 2005, at 10:00 a.m. for the following purposes:

1.	Holders of Class A Common Stock to elect nine Directors.

2.	Holders of Common Stock to elect three Directors.

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 17, 2005, are entitled to notice of, and to vote at, this meeting.

By Order of the Board of Directors

Jenny Hill Parker Vice President, Secretary and Treasurer

Atlanta, Georgia
April 25, 2005

WE URGE EACH STOCKHOLDER TO PROMPTLY
VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.
PLEASE FOLLOW THE DIRECTIONS ON YOUR PROXY CARD CAREFULLY.

PROXY STATEMENT
TABLE OF CONTENTS

HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342

Annual Meeting of Stockholders

PROXY STATEMENT

          Our Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf at the 2005 Annual Meeting of Stockholders of Haverty Furniture Companies, Inc., (“we,” the “Company” or “Havertys”). The meeting will be held on May 16, 2005, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. local time. This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about April 25, 2005.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why am I receiving this Proxy Statement and proxy card?

A:

You are receiving a Proxy Statement and proxy card from us because you own shares of our stock. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Q:	What am I voting on?

A:	You will be voting on the election of directors.

Q:	Why are there two groups of Directors?

A:

The owners of Common Stock and Class A Common Stock vote as separate classes in the election of directors. The owners of Common Stock are entitled to elect 25% of the members of the Board of Directors, or the nearest higher whole number that is at least 25% of the total number of directors standing for election.  The owners of Class A Common Stock are entitled to elect the remaining number of directors standing for election.

Q:	Who is entitled to vote?

A:

You may vote if you owned stock as of the close of business on March 17, 2005. With respect to all stockholder matters, owners of Common Stock are entitled to one vote for each share held. The owners of Class A Common Stock are entitled to ten votes for each share held except for the election of directors, with respect to which owners are entitled to one vote for each share held. As of March 17, 2005, we had 18,406,116 shares of $1.00 par value Common Stock and 4,313,921 shares of $1.00 par value Class A Common Stock outstanding.

Q:	What is the difference between a stockholder “of record” and a stockholder who holds stock in “street name”?

A:	If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

Q:	How do I vote before the meeting?

A:	You have three voting options:
• Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;
• By telephone through the number shown on your proxy card; or
• By mail by completing, signing and returning the enclosed proxy card.

If you hold your shares in street name, whether you can vote by telephone or over the Internet depends on the bank’s or broker’s voting processes. Please follow the directions on your proxy card carefully.

Q:	Can I vote at the meeting?

A:

You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.  You may vote by proxy over the Internet, by telephone or by mail.

Q:	Can I change my mind after I vote?

A:

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, (2) voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time on May 15, 2005, or (3) voting again at the meeting.

Q:	What is a proxy?

A:

It is your legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you sign the proxy card, you appoint Dennis L. Fink and Jenny Hill Parker as your representatives at the meeting.

Q:	What if I return my proxy card but do not provide voting instructions?

A:	Proxies that are signed and returned but do not contain instructions will be voted “For” each of the matters set forth in the Notice accompanying this Proxy Statement.

Q:	What does it mean if I receive more than one proxy card?

A:

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is SunTrust Bank, which may be reached at 1-800-568-3476.

Q:	Will my shares be voted if I do not provide my proxy?

A:

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under the New York Stock Exchange (NYSE) rules to vote customers’ unvoted shares, which are referred to as “broker non-votes,” on certain “routine” matters, including the election of directors.  Shares represented by broker non-votes are counted for purposes of establishing a quorum. At our meeting, shares represented by broker non-votes will be counted as voted by the brokerage firm in the election of directors, but will not be counted for any other matters to be voted on because other matters would not be considered “routine” under the applicable rules. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Q:	How are the Company’s shares in the Havertys 401(k) Savings Plan and Retirement Plan and Trust voted?

A:	The Trustees of the Plans vote the shares in accordance with instructions from Havertys’ Executive Compensation and Employee Benefits Committee of the Board of Directors.

Q:	How many votes must be present to hold the meeting?

A:

Your shares are counted as present at the meeting if you attend the meeting to vote in person or if you properly return a proxy. In order for us to conduct our meeting, a majority of our outstanding shares of the combined classes of common stock as of March 17, 2005, must be present in person or by proxy at the meeting. This is referred to as a quorum.

Q:	How many votes are needed to elect directors?

A:

The nominees receiving the highest number of “For” votes will be elected as directors.  This number is called a plurality. Shares not voted will have no impact on the election of directors. Unless a properly executed proxy card is marked “Withhold Authority,” the proxy given will be voted “For” the nominees for director.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting. We do not know of any other business to be considered at the annual meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record. As noted above, “broker non-votes” will not be voted on any such matters.

Q:	Are votes confidential?

A:

We will continue our long-standing practice of holding the votes of all stockholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote.

Q:	Who will count the votes?

A:	ADP, an independent tabulator, will count the votes.

Q:	How is this proxy solicitation being conducted?

A:

We will bear all costs of this solicitation and distribution of proxy materials. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

Q:	Can I access future Annual Meeting materials through the Internet rather than receiving them by mail?

A:

Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting at www.proxyvote.com. You will receive an e-mail next year notifying you of the website containing the 2006 Annual Report and the Proxy Statement for the 2006 Annual Meeting.

Q:	What does the term householding mean?

A:

Some banks, brokers and other nominees participate in a practice called “householding” of proxy statements and annual reports.  This means if more than one holder of Havertys common stock shares the same address or “household” you may not receive separate copies of the Proxy Statement and Annual Report. If you need an additional copy of the Proxy Statement or Annual Report you can write us at 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 – Attention: Stockholder Relations.

Q:	If I want to submit a stockholder proposal for the 2006 Annual Meeting when is it due?

A:

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit in writing to the Secretary of the Company at 780 Johnson Ferry Road, suite 800, Atlanta, Georgia 30342, no later than December 9, 2005.  Only proposals meeting the requirements of applicable SEC rules will be considered.

In connection with Havertys’ Annual Meeting of Stockholders to be held in 2006, if Havertys does not receive notice of a matter or proposal to be considered by February 22, 2006, then the persons appointed by the Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at the Annual Meeting.

Q:	How can I obtain a copy of the Annual Report?

A:

A copy of Havertys 2004 Annual Report to Stockholders is being mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting.  If you do not receive a copy of the Annual Report, you may obtain one free of charge by writing to Stockholder Relations, Haverty Furniture Companies, Inc. 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. These documents and other information may also be accessed from Havertys’ website at www.havertys.com.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Havertys’ business is managed under the direction and oversight of the Board of Directors. The Board appoints Havertys’ Chairman and Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Havertys’ business.  The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment, to act in good faith and in what each director reasonably believes to be in the best interests of Havertys. Both the Board of Directors and management believe that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders, including customers, vendors, employees and members of communities in which the Company operates.

Havertys has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value and promote the highest ethical conduct among Havertys’ directors and employees. A copy of the Board’s Governance Principles is available on our website at www.havertys.com.

The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation and Employee Benefits Committee (the “Compensation Committee”), and a Nominating and Corporate Governance Committee (the “Governance Committee”).

Executive	Audit	Compensation	Governance

Clarence H. Ridley	John T. Glover	Mylle H. Mangum	Frank S. McGaughey, III
(Chairman)	(Chairman)	(Chairman)	(Chairman)
L. Phillip Humann	Vicki R. Palmer	L. Phillip Humann	Vicki R. Palmer
Mylle H. Mangum	Fred L. Schuermann	Terence F. McGuirk	Fred L. Schuermann
Frank S. McGaughey, III			Al Trujillo
Clarence H. Smith

Executive Committee

The Executive Committee exercises all the powers of the Board of Directors in the management of the current and ordinary business of the Company during the intervals between the meetings of the Board of Directors as conferred by Havertys’ By-Laws and as governed by law.  The Executive Committee did not meet during 2004.

Audit Committee

Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the performance of its independent auditors. In fulfilling its duties, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

•

review with management and the independent auditors, the interim financial statements and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

•

review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report) including (a) their judgment about the quality, not just acceptability, of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements;  (b) the clarity of the disclosures in the financial statements; and (c) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

•

review and discuss with management, the internal auditors and the independent auditors the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures; and

•

establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

The Audit Committee met eight times during 2004.

Audit Committee Financial Expert

Each member of the Audit Committee meets the independence requirements of the NYSE, the 1934 Act and the Company’s Corporate Governance Principles. Each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements and the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC regulations.

Compensation Committee

Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of the Company. The Compensation Committee met four times during 2004. Each member of the Compensation Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Principles. In fulfilling its duties, the Compensation Committee, among other things, shall:

•	review and approve all corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

•	evaluate the performance of the Chief Executive Officer and other elected officers in light of approved corporate goals, performance goals and objectives;

•	review and approve compensation of the Chief Executive Officer and other elected officers based on the evaluation of such officers;

•	review and approve any employment agreements, severance agreements or arrangements, change in control agreements/provisions, and any special or supplemental benefits for each officer of the Company;

•	approve, disapprove, modify or amend all non-equity plans designed and intended to provide compensation primarily for officers;

•	make recommendations to the Board regarding adoption of equity plans;

•	administer, modify or amend the equity plans, and

•	serve as Administrator for all formal employee benefit plans.

Governance Committee

Under the terms of its charter, the Governance Committee is responsible for considering and making recommendations to the full Board concerning the composition, function and needs of the Board, and for the review and development of corporate governance guidelines. Each member of the Governance Committee meets the independence requirements of the NYSE, the 1934 Act and the Company’s Corporate Governance Principles. The Governance Committee met two times during 2004.  A copy of the Governance Committee’s charter is available on our website at www.havertys.com. In fulfilling its duties, the Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	recommend to the Board nominees for the next annual meeting of stockholders;

•	evaluate individuals suggested by stockholders;

•	oversee the evaluation of the Board and management; and

•	consider issues involving related party transactions with directors and similar issues.

The Governance Committee will consider recommendations for directors submitted by stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director. Stockholders should submit their recommendations in writing to the Governance Committee in care of the Office of the Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Recommendations by stockholders should be received not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. Recommendations that are made in accordance with these procedures will receive the same consideration given to nominees of the Governance Committee.

In its assessment of each potential candidate, the Governance Committee will review the nominee’s experience, independence, understanding of the Company’s or other related industries and such other factors as the Governance Committee determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors considered in evaluating candidates for Board membership. The Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm.  In identifying and considering candidates for nomination to the Board of Directors, the Governance Committee considers, in addition to the requirements set out in the Company’s Corporate Governance Principles and the Committee’s charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.

The Governance Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Board and Committee Evaluations

Under the guidance of the Governance Committee and in accordance with the NYSE listing standards and the Board Committee charters, the Board of Directors and each of its committees perform yearly evaluations to determine the overall performance and effectiveness of the Board of Directors and its committees.

Director Independence

The Board has reviewed all transactions or relationships between each director, or any member of his or her immediate family and Havertys, its senior management and its independent auditors.

Based on this review and as required by the independence standards of the NYSE, the Board has affirmatively determined that all non-employee directors are independent from management and its independent auditor within the meaning of the NYSE listing standards and the applicable SEC rules and regulations. In connection with the evaluation, the Board considered that L. Phillip Humann, a director, is Chairman and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company.  The Company’s outstanding indebtedness to SunTrust Banks, Inc. at December 31, 2004, was $ 8.4 million; its greatest amount outstanding during 2004 was $12.5 million; and related interest payments during 2004 were noted as being significantly below the threshold for causing Mr. Humann to be considered not independent. The Board determined that Mr. Humann has no direct or indirect material relationship with Havertys.

Communications with Directors

Stockholders may communicate with any director, committee member or the Board by writing to the following address: Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc. 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence (except advertising material) to the relevant director, committee member or the full Board, as indicated in the correspondence.

Executive Sessions of Non-Employee Directors

The non-employee Board members meet in conjunction with each regularly scheduled Board Meeting in a separate “executive session.” Mr. McGaughey, currently chairman of the Governance Committee, has been requested by the non-employee Board members to preside over these sessions and to convey to management any issues of concern.

Policy Regarding Directors Attendance at Annual Meetings

Havertys does not have a policy regarding director attendance at the Annual Meeting because directors are not expected to attend Havertys’ Annual Meeting of Stockholders.  Historically, this meeting is held in Maryland, the state of Havertys’ incorporation, and typically is a very brief meeting conducted by Havertys’ Corporate Secretary.  Generally, no stockholders are in attendance.

Attendance and Compensation of Directors

In 2004, the Board held four meetings and Committees of the Board held a total of 14 meetings. Overall attendance at such meetings was 95%. Each Director attended more than 80% of the aggregate number of all meetings of the Board and Committees on which he or she served during 2004.

Retainer fees to directors are paid semi-annually each year on May 1 and November 1.  Annual fees for employee directors are $3,000 and fees for non-employee directors are $30,000. The Directors’ Compensation Plan adopted by the Board of Directors and approved by stockholders in 1996, provides for the semi-annual portion of the annual retainer fee to be paid on May 1 each year in shares of the Company’s Common Stock valued at the closing price on that day. The remaining portion of the annual fee may be paid in cash or in shares of Common Stock, at the election of the director. In addition to the annual retainer, each non-employee director receives a fee of $1,250 for attendance at each Board meeting and each meeting of a Board committee on which such director serves. In 2004, an additional fee of $7,500 was paid to the Chairman of the Audit Committee and $5,000 to the Chairman of each of the Governance and Compensation Committees.

Havertys maintains a Directors’ Deferred Compensation Plan that permits all directors who choose participation in the Plan to defer to a future date receipt of payment of retainer fees and/or meeting fees (meeting fees being applicable only to non-employee directors) which would otherwise be paid in cash or in shares of Common Stock for their services. Under the Plan, such deferred fees (to be accrued in a director’s account in the form of an equivalent number of shares of Common Stock and/or cash), plus accrued interest (at a rate determined annually by the Executive Committee in accordance with the Plan), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments on the date or dates that had been pre-determined and elected by such director upon his initial election to participate in the Plan, or in accordance with the terms of the Plan. Five directors will participate in the Plan in 2005.

The Company is no longer issuing stock options to Directors pursuant to the automatic grant provisions under the 1998 Stock Option Plan. In lieu of the options, a grant of 2,000 shares of Restricted Stock with a 6-month vesting restriction was awarded to each outside director in 2004 pursuant to the 2004 Long-Term Incentive Plan. On November 15, 2004, an aggregate of 16,000 shares of Restricted Common Stock were granted to Havertys’ non-employee directors. These shares were granted to John T. Glover, L. Phillip Humann, Mylle H. Mangum, Frank S. McGaughey, III, Terence F. McGuirk, Vicki R. Palmer, Fred L. Schuermann and Al Trujillo.

Code of Business Conduct and Ethics

All of our directors and employees, including our Chief Executive Officer and other senior executives, are required to comply with our Code of Business Conduct and Ethics (the “Code”) to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Havertys’ continued growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Code is published on our website at www.havertys.com.

Additional Information with Respect to Compensation Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee performs the function of determining executive officer compensation. During the year ended December 31, 2004, the Compensation Committee was comprised of three members: Mylle H. Mangum, L. Phillip Humann and Terence F. McGuirk.

L. Phillip Humann, a director of the Company and a member of the Compensation Committee, is Chairman of the Board of Directors and Chief Executive Officer of SunTrust Banks, Inc. (“SunTrust”). SunTrust provides commercial banking, investment, trust and transfer agent services to Havertys on terms comparable to other customers similarly situated. As of December 31, 2004, the Company’s indebtedness to SunTrust totaled $8.4 million, and the greatest amount outstanding during 2004 was $12.5 million.  In the opinion of management, the terms of such credit transactions are fair and reasonable and as favorable to Havertys as those that could be obtained from other commercial banks.

Clarence H. Ridley, Chairman of the Company’s Board of Directors, is a Trustee of STI Classic Funds and STI Classic Variable Trust. These investment funds are advised by Trusco Capital Management, Inc., a subsidiary of SunTrust.

Certain Transactions and Relationships

See “Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions” above, which describes certain business relationships between the Company and certain of its directors.

ELECTION OF DIRECTORS
(Items 1 and 2)

General

Twelve directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.  Our articles of incorporation provide that our Board of Directors be elected by stockholders of each of the two classes of stock, voting separately by class. At this annual meeting, three directors will be elected by the holders of Common Stock and nine will be elected by the holders of Class A Common Stock.  It is intended that the accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy. The nominees for election at the 2005 annual meeting were recommended and approved for nomination by the Governance Committee. The election of the Company’s directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Governance Committee and the Board of Directors.

The following sets forth for each nominee his or her age, a brief description of his or her principal occupation and business experience during the last five years, certain other directorships held and how long he or she has been a director of Havertys.

The Board of Directors unanimously recommends a vote FOR the election of all nominees for director.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

CLARENCE H. RIDLEY	Director since 1979 Age 62

Mr. Ridley has served as Chairman of the Board of Havertys since January 2001. From 1996 to 2001, he served as Vice Chairman of Havertys. Mr. Ridley was a Partner at the law firm of King & Spalding from 1977 to 2000. He is also a director of Crawford & Company and a trustee of STI Classic Funds and STI Classic Variable Trust. Mr. Ridley is a member of the Board of Directors of the High Museum of Art, the Board of Trustees of St. Joseph’s Health System and the Board of Councilors of the Carter Center. He currently serves as chairman of Havertys’ Executive Committee.

JOHN T. GLOVER	Director since 1996 Age 58

Mr. Glover has served as the Managing Partner of J&SG Investments, LLP, a private investment firm, since February 2003.  From March 2000 to February 2003, he was Vice Chairman of Post Properties, Inc., a real estate investment trust that develops and operates upscale multifamily apartment communities. Mr. Glover is a trustee of Emory University, and a director of Emory Healthcare, Inc. He currently serves as chairman of Havertys’ Audit Committee.

BEN M. HAVERTY	Director since 2003 Age 44

Mr. Haverty has served as the Regional Manager of the Georgia Operations for the Company since 1996.  Mr. Haverty has over 20 years experience with the Company both in the corporate office and in store operations.

RAWSON HAVERTY, JR.	Director since 1992 Age 49

Mr. Haverty has served as Senior Vice President, Real Estate and Development for the Company since 1998 and has over 20 years of experience with the Company. Mr. Haverty is a member of the Board of Directors of the High Museum of Art and the Center for Ethics of Emory University.

MYLLE H. MANGUM	Director since 1999 Age 56

Ms. Mangum has served as Chief Executive Officer of International Banking Technologies, a provider of retail banking consulting services, since October 2003. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions.  Ms. Mangum served as Senior Vice President, Expense Management and Strategic Planning of Carlson Wagonlit Travel, a travel and hospitality company from 1997 to 1999. Ms. Mangum is a director of Barnes Group, Inc., Payless ShoeSource, Inc., Scientific-Atlanta, Inc., Respironics Inc. and Emageon Inc.  Ms. Mangum currently serves as chairman of Havertys’ Compensation Committee and as a member of the Executive Committee.

FRANK S. MCGAUGHEY, III	Director since 1995 Age 56

Mr. McGaughey has served as a partner in the law firm of Powell Goldstein LLP since 1980. He currently serves as chairman of Havertys’ Governance Committee and as a member of the Executive Committee.

FRED L. SCHUERMANN	Director since 2001 Age 59

Mr. Schuermann was President and Chief Executive Officer of Ladd Furniture from 1996 until he retired in 2001. He was Chairman of Ladd Furniture, Inc. from 1998 until its acquisition by La-Z-Boy, Inc. in January 2000.  Mr. Schuermann is a director of Coveright Surfaces GmbH. He currently serves on Havertys’ Governance Committee and Audit Committee.

CLARENCE H. SMITH	Director since 1989 Age 54

Mr. Smith has served as President and Chief Executive Officer of Havertys since January 2003. He served as President and Chief Operating Officer of the Company from May 2002 until he assumed the position of Chief Executive Officer in January 2003. Mr. Smith was named Chief Operating Officer of Havertys in May 2000 and served as Senior Vice President, General Manager, Stores, from 1996 to 2000. Mr. Smith is a director of Oxford Industries, Inc. and a trustee of Marist School.  He currently serves on Havertys’ Executive Committee.

AL TRUJILLO	Director since 2003 Age 45

Mr. Trujillo has served as President and Chief Executive Officer of Recall Corporation, since February 2002, a global information management company since February 2002.  Recall Corporation is a subsidiary of Brambles Industries, Ltd. located in Sydney, Australia . Prior to his current position he was President of Recall Americas, a division of Recall Corporation. Mr. Trujillo is an Advisory Board Member of the College of Engineering at Georgia Tech Institute of Technology. He currently serves on Havertys’ Governance Committee.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

L. PHILLIP HUMANN	Director since 1992 Age 59

Mr. Humann has been Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since March 1998; also serving as President from March 1998 to December 2004. Mr. Humann is a director of Coca-Cola Enterprises Inc. and Equifax, Inc.  He currently serves on Havertys’ Executive Committee and Compensation Committee.

TERENCE F. MCGUIRK	Director Since 2002 Age 53

Mr. McGuirk has served as Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. and a producer of news and entertainment products and provider of programming for the basic cable industry, since April, 2001. In addition, as Chairman and President of the Atlanta Braves, he has maintained executive oversight of all aspects of this baseball franchise, including player personnel, team operations and Turner Field, since 2001. From 1996 to 2001, Mr. McGuirk was Chairman and Chief Executive Officer of Turner Broadcasting System, Inc. Mr. McGuirk is a director of Scientific-Atlanta, Inc. and The Sea Island Company and a trustee of Piedmont Hospital Medical Center and The Westminster Schools. He currently serves on Havertys’ Compensation Committee.

VICKI R. PALMER	Director since 2001 Age 51

Ms. Palmer has served as Executive Vice President, Financial Services and Administration for Coca Cola Enterprises Inc., a bottler of soft drink products, since January 2004. From December 1999 to January 2004 she served as Corporate Senior Vice President, Treasurer and Special Assistant to the CEO of Coca Cola Enterprises Inc. Prior to December 1999, she was Corporate Vice President and Treasurer of Coca-Cola Enterprises Inc.  Ms. Palmer is a director of First Horizon National Corporation and is a trustee of Spelman College and Woodward Academy. She currently serves on Havertys’ Audit Committee and Governance Committee.

Ben M. Haverty and Rawson Haverty, Jr. are brothers and are first cousins of Clarence H. Ridley and Clarence H. Smith, all of whom are directors of the Company.  Clarence H. Ridley, Clarence H. Smith and Rawson Haverty, Jr. are first cousins and are officers of the Company.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of Common Stock and/or Class A Common Stock by each director, each individual in the Summary Compensation Table, and by our directors and executive officers as a group, all as of March 31, 2005.

	Common Stock				Class A Common Stock

	Shares Beneficially Owned (excluding options (1))		Stock Options(2)	Percent of Class	Shares Beneficially Owned		Percent of Class

Nominees for Holders of Class A Common Stock
Clarence H. Ridley	18,771	(3)	61,250	*	486,366	(4)	11.28%
John T. Glover	30,580		30,000	*	—		—
Ben M. Haverty	2,518		63,500	*	223,632	(5)	5.18%
Rawson Haverty, Jr	7,975	(6)	59,750	*	167,424	(7)	3.88%
Mylle H. Mangum	7,356		30,000	*	—		—
Frank S. McGaughey, III	34,824		30,000	*	—	(8)	—
Fred L. Schuermann	3,991		6,000	*	—		—
Clarence H. Smith	71,040	(9)	58,784	*	590,258	(10)	13.68%
AlTrujillo	3,182		6,000	*	—		—
Nominees for Holders of Common Stock
L. Phillip Humann	68,200		30,000	*	—		—
Terence F. McGuirk	4,858		12,000	*	—		—
Vicki R. Palmer	5,369		12,000	*	—		—
Named Executive Officers
Dennis L. Fink	119,241		77,000	1.07%			—
M. Tony Wilkerson	117,928		40,232	*	630	(11)	*
Executive Officers and Directors as a group (21)	636,224		651,774	7.00%	1,472,334		34.13%

* Less than 1% of outstanding shares of class.

(1)

Includes restricted shares issued to non-employee directors under the Company’s 2004 Long Term Incentive Plan. Non-employee directors each hold 2,000 shares of unvested restricted stock with voting and dividend rights. The restrictions lapse on May 15, 2005. This column also includes shares beneficially owned under the Director’s Deferred Compensation Plan for the following individuals :  Mr. Humann - 14,600; Mr. Ridley - 7,665; Ms. Mangum - 4,402; Mr. Schuermann - 1,991; and Mr. Smith - 2,483.

(2)	The directors and executive officers have the right to acquire the shares of common stock reflected in this column within 60 days of February 28, 2005.
(3)	Of this amount, Mr. Ridley had shared voting and investment power over 1,860 shares.
(4)	Of this amount, Mr. Ridley had shared voting and investment power over 1,860 shares. This amount also includes 88,429 shares with respect to which Mr. Ridley has sole voting power.
(5)	Of this amount, Mr. Ben Haverty had shared voting and investment power over 44,700 shares.
(6)	Of this amount, Mr. Rawson Haverty had shared voting and investment power over 3,500 shares.
(7)	Of this amount, Mr. Rawson Haverty had shared voting and investment power over 10,500 shares.
(8)

This amount does not include 408,510 shares with respect to which Mr. McGaughey disclaims beneficial ownership. According to a Scheduled 13G filed on April 27, 2004, these shares were reported to be held as of April 22, 2004 by Frank S. McGaughey, III and Ridge Partners, L.P.  Mr. McGaughey is the general partner of Ridge Partners and disclaims beneficial ownership of the shares beneficially owned by Ridge Partners, except to the extent of his partnership interest.

(9)	Of this amount, Mr. Smith had shared voting and investment power over 13,400 shares.
(10)

Of this amount, Mr. Smith had shared voting and investment power over 1,750 shares. This amount includes 513,378 shares, with respect to which Mr. Smith has sole voting power pursuant to revocable proxies granted to him by Mrs. Betty H. Smith and Mr. Alex W. Smith. These proxies will continue in effect until revoked by the grantors which may be done at any time.

(11)	Of this amount Mr. Wilkerson had shared voting and investment power over 240 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires Havertys directors, certain officers and beneficial owners of more than 10% of a registered class of Havertys equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of Havertys equity securities are also required by the SEC regulations to furnish Havertys with copies of all such reports that they file. Based on Havertys’ review of copies of such forms and amendments provided to it, Havertys believes that all filing requirements were timely complied with during the fiscal year ended December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 28, 2005 regarding beneficial ownership of Common Stock and/or Class A Common Stock by persons known by Havertys to own beneficially more than 5% of its outstanding shares of Common and/or Class A Common.

	Common Stock			Class A Common Stock

	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class

Barclays Global Investors, NA	2,146,806	(1)	11.75%		*	*
45 Fremont Street – 17th Floor
San Francisco, California 94105
T. Rowe Price Associates, Inc	2,142,300	(2)	11.70%		*	*
100 E. Pratt Street
Baltimore, Maryland 21202
Putnam, LLC d/b/a Putnam Investments	1,437,319	(3)	7.90%		*	*
One Post Office Square
Boston, Massachusetts 02109
Rawson Haverty, Sr.		*	*	1,162,039	(4)	26.92%
780 Johnson Ferry Road,
Suite 800
Atlanta, Georgia 30342
Clarence H. Smith		*	*	590,258	(5)	13.68%
780 Johnson Ferry Road,
Suite 800
Atlanta, Georgia 30342
Clarence H. Ridley		*	*	486,366	(6)	11.27%
780 Johnson Ferry Road,
Suite 800
Atlanta, Georgia 30342
Mrs. Betty Haverty Smith		*	*	424,406	(7)	9.83%
2771 Peachtree Road, NE
Atlanta, Georgia 30305
Frank S. McGaughey, III. and		*	*	408,510	(8)	9.46%
Ridge Partners, L.P.
3180 Lemons Ridge
Atlanta, GA 30339
Bank of America Corporation		*	*	278,423	(9)	6.42%
NationsBank Corporate Center
100 N. Tryon Street
Charlotte, North Carolina 28255
Ben M. Haverty		*	*	223,632	(10)	5.18%
3380 Satellite Boulevard
Duluth, Georgia 30096

* Less than 5% of outstanding shares of class.

(1)

According to a Schedule 13G filed on February 14, 2005 Barclays Global Investors, N.A. had sole voting power over 1,463,152 shares of common stock and sole dispositive power over 1,612,090 shares of common stock.

(2)

According to a Schedule 13G filed on February 14, 2005, T. Rowe Price Associates holds sole voting power over 1,060,600 shares of common stock and sole dispositive power over 2,142,300 shares of common stock. These securities are owned by various individual and intuitional investors including T. Rowe Price Small-Cap Value Fund, Inc. which owns 1,000,000 shares, representing 5.4% of the shares outstanding, which T. Rowe Price Associates, Inc. (Price Associates) services as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owners of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	According to a Schedule 13G filed on February 11, 2005, Putnam, LLC had shared voting power over 426,019 shares of common stock and shared dispositive power over 1,437,319 shares of common stock.
(4)	Of this amount, Mr. Rawson Haverty has shared and investment power over 467,866 shares .
(5)

Of this amount, Mr. Smith has shared voting and investment power over 1,750 shares.  This amount includes 513,378 shares, with respect to which Mr. Smith has sole voting power pursuant to revocable proxies granted to him by Mrs. Betty H. Smith and Mr. Alex W. Smith.  These proxies will continue in effect until revoked by the grantors which may be done at any time.

(6)	Of this amount, Mr. Ridley has shared voting and investment power over 1,860 shares. This amount also includes 88,429 shares with respect to which Mr. Ridley has sole voting power.
(7)	Mrs. Smith’s beneficial ownership excludes 89,172 shares held by her husband with respect to which Mrs. Smith disclaims any beneficial ownership.
(8)

According to a Schedule 13G filed on April 24, 2004, these shares were reported to be held by Frank S. McGaughey, III and Ridge Partners, L.P.  Mr. McGaughey is the general partner of Ridge Partners and disclaims beneficial ownership of the shares beneficially owned by Ridge Partners, except to the extent of his partnership interest.

(9)	According to a Schedule 13G filed on February 11, 2005, Bank of America Corporation had shared voting power over 215,504 shares and shared dispositive power of 278,423 shares.
(10)	Of this amount, Mr. Ben Haverty has shared voting and investment power over 44, 700 shares.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

This report is furnished by Havertys Executive Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”).  We review, establish and approve changes to compensation policies and administer compensation plans for Havertys’ executive officers.

General Policies. Havertys’ compensation policies are designed to attract, retain and motivate highly qualified executives; to ensure that Havertys competes successfully for executive talent to accomplish its goals; to compensate executive officers for performance and to encourage significant ownership of Havertys Common Stock by our officers.

We set executive compensation based on an independent evaluation of the market competitiveness of Havertys’ officer compensation program conducted by a professional compensation consulting firm. We establish a total compensation package for each executive position based on similar positions in businesses with revenues comparable to those of Havertys, but subject to adjustment to reflect level of experience. The total compensation package is then broken into three components (base salary, annual incentive compensation and long-term compensation) as discussed below, with an emphasis on pay for performance.

Base Salary. We establish a base salary range for each executive position, reflecting median base salaries for the comparative group. Surveys will be conducted at least biannually.

A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For 2004, base salaries for the named executive officers ranged from 3.1% to 6.7% higher than the prior year’s salaries.  For compensation purposes, we evaluate Messrs. Ridley’s and Smith’s performance on an annual basis. Messrs. Ridley and Smith evaluate the other named executive officers, and we use those evaluations in establishing base salaries.

Incentive Compensation. An executive of Havertys will earn total compensation that is competitive with the market only if Havertys achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels.

This performance-based structure keeps a sizeable portion of the compensation for the senior management group at risk because the value of such compensation depends largely on the degree of success in attaining both Company and individual performance objectives. Havertys’ pay for performance philosophy is intended to encourage achievement of both short-term and long-term financial and operational objectives. We have placed and will continue to place an increasing emphasis on compensation tied to the meeting of objectives, which are aligned with those of the shareholders.

Bonuses. The annual bonuses available to Havertys’ market area and regional managers and corporate executives were based upon quantitative measures of the Company’s financial performance as measured by profits before bonuses, LIFO provision and income taxes (“corporate profits”). Market area and regional manager bonuses are based on a pre-set formula related to annual corporate profits produced in such area or region. A bonus pool is established for executive officers, department heads and other key corporate office persons based on a percentage of Havertys’ corporate profits over a minimum level and up to a maximum total amount. The Compensation Committee determines individual bonuses subjectively based on position responsibility and assessment of individual contribution.

In 2004, corporate profits decreased 5.7% and income before the accounting change decreased 6.3%. Diluted earnings per Common share before the accounting change decreased 8.3% to $0.99. Total bonuses earned for 2004 by 97 individuals amounted to $3,874,000, a decrease of $646,000, or 14.3%, as compared to the 2003 bonuses. Of this amount, 3.9% was earned by Mr. Ridley, 4.1% by Mr. Smith and 9.4% by the other named executive officers.

For 2004, 27.3% of Mr. Ridley’s and 28.6% of Mr. Smith’s total compensation (excluding the value of restricted stock grants, fees for Board service and contributions to the Company’s 401(k) Plan) consisted of incentive payments. The portion of the other named executive officers’ total compensation attributable to incentive award payments ranged from 29.5% to 35.4% of total compensation.

Equity Incentives. The Company’s 1998 Stock Option Plan was previously the basis of Havertys’ long-term incentive plan for executives and key employees. In 2004, The Company moved towards the issuance of restricted stock awards. During 2004, the Company issued a total of 161,750 shares of restricted stock under the 2004 Long-Term Incentive Plan to 120 employees.  Of these shares, 22,950 vest in 16 months with the remaining 138,800 shares vesting in 25% annual increments beginning in May 2006. The shares can only be realized provided the recipient is still employed by Havertys on the date the restrictions lapse. Vesting may accelerate if the Company reaches certain financial goals set by the Committee. A limited number of stock options were also awarded under the 1998 Stock Option Plan. Options were granted to 92 of Havertys’ employees, covering an aggregate of 91,700 shares of Common Stock. All options were granted at an exercise price equal to the market value of Havertys’ Common Stock on the date of grant and generally have a term of seven years. The options become exercisable approximately one year from the date of grant. Vesting is accelerated for optionees reaching age 65, such that any remaining options become fully vested. The number of restricted awards granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

Section 162(m). In making our decisions about compensation for Messrs. Ridley and Smith and other officers likely to be named executive officers, we consider Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Havertys may take for compensation paid to a person who is “highly compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based.” It is generally the policy of Havertys that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). We believe that annual bonuses and stock options currently qualify as performance-based.

We also believe, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that Havertys retains its best executives and remains competitive in the market for executive talent.

If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring deferral of receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of Havertys.

Approval of Incentive Plans. All of our recommendations with respect to compensation attributable to 2004 for the named executive officers were reported to and ratified by the Board of Directors. In accordance with Havertys’ past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), we continue to make decisions regarding the grant of stock options and other awards and our decisions are reported to and ratified by the Board.

Executive Compensation and Employee Benefits Committee

Mylle H. Mangum, Chairman
L. Phillip Humann
Terence F. McGuirk

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and footnotes discuss the compensation paid or accrued for the last three years to (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers (the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards (# of Shares)

Name and Principal Position	Year	Salary	Bonus (a)	Other (b)	Restricted Stock Awards	Securities Underlying Options	All Other (c)

Clarence H. Ridley	2004	$400,000	$150,000	$3,000	15,000	—	$3,167
Chairman of the Board	2003	375,000	245,000	3,000	—	25,000	2,833
	2002	375,000	210,000	3,000	—	22,000	3,225
Clarence H. Smith (d)	2004	$400,000	$160,000	$3,000	20,000	—	$2,833
President and Chief	2003	375,000	265,000	3,000	—	25,000	2,833
Executive Officer	2002	300,000	265,000	3,000	—	22,000	3,187
Dennis L. Fink	2004	$310,000	$130,000	—	10,000	—	$3,167
Executive Vice President	2003	300,000	215,000	—	—	20,000	2,833
and Chief Financial Officer	2002	300,000	210,000	—	—	18,000	2,647
M. Tony Wilkerson	2004	$250,000	$125,000	—	8,000	—	$2,833
Senior Vice President,	2003	235,000	185,000	—	—	15,000	2,833
Marketing	2002	230,000	172,000	3,000	—	14,000	3,225
Rawson Haverty, Jr.	2004	$201,000	$110,000	$3,000	7,000	—	$3,167
Senior Vice President,	2003	195,000	160,000	3,000	—	15,000	2,833
Real Estate and Development	2002	190,000	155,000	3,000	—	13,000	3,225

(a)	The amount shown represents the total bonus awarded to the named executive officer including any portion deferred under the Havertys Top Hat Mutual Fund Option Plan (see Mutual Fund Option Plan).
(b)

The amounts shown represent the annual retainer fees paid to those named executive officers who are also directors for their services on the Company’s Board of Directors. One-half of the amounts shown must be paid in shares of the Company’s Common Stock and at the election of the director; the remaining half may be paid in cash or shares as provided by the Directors’ Compensation Plan.

(c)	The amounts shown represent Company contributions to the account of the named executive officer pursuant to the Company’s 401(k) Plan.
(d)	Mr. Smith was elected President in May 2002 and Chief Executive Officer effective January 1, 2003.

Stock Option Grants

There were no stock option grants made to any of the named executive officers during 2004.

Long-Term Incentive Plan Awards - Restricted Stock

The following table provides information concerning incentive awards of restricted Common Stock made under Havertys’ 2004 Long-Term Incentive Plan.  The number of shares of restricted stock will vest if the executive named below remains in the employment of Havertys for the specified time period with vesting accelerating if certain performance targets are achieved.

	Number of Shares	Performance or other period until Maturation(1)	Value at Grant(2)	Estimated Future Payouts Under Non-Stock Price-Based Plans

Name				Threshold ($ or %)	Target ($ or %)	Maximum ($ or %)

Clarence H. Ridley	15,000	4 years	$255,150	N/A	N/A	N/A
Clarence H. Smith	20,000	4 years	$340,200	N/A	N/A	N/A
Dennis L. Fink	10,000	4 years	$170,100	N/A	N/A	N/A
M. Tony Wilkerson	8,000	4 years	$136,080	N/A	N/A	N/A
Rawson Haverty, Jr.	7,000	4 years	$119,070	N/A	N/A	N/A

(1)

Subject to a time-vesting schedule with a percentage vesting in 25% increments over the next four years beginning in May 2006 with possible acceleration of vesting based on Havertys meeting certain performance targets.  There are no dividends or voting rights on these restricted shares until such time as they vest.

(2)	Values are calculated from the market price of the stock on the date of grant, December 20, 2004, of $17.01.

The following table summarizes stock options exercised by the Chief Executive Officer and by the named executive officers during 2004 and the total value of unexercised options held by each listed individual as of December 31, 2004.

Aggregated Option Exercises In 2004 And Fiscal Year-End Option Values

	Options Exercised in 2004		All Outstanding Options

Name	Shares Acquired on Exercise (#)	Value Realized (a)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the Money Options at Fiscal Year End (a)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Clarence H. Ridley	0	$0.00	61,250	72,750	$310,941	$204,447
Clarence H. Smith	0	0.00	58,784	61,500	$285,153	$165,175
Dennis L. Fink	0	0.00	77,000	51,000	$443,450	$141,975
M. Tony Wilkerson	0	0.00	40,232	39,500	$183,983	$111,900
Rawson Haverty, Jr.	0	0.00	59,750	37,250	$348,960	$103,860

(a)

Values are calculated by subtracting the exercise price from the market price of the stock as of the exercise date or year-end, as appropriate. The market value of Havertys Common Stock at December 31, 2004, was $18.50.

Retirement Plan

The Company maintains a tax-qualified, non-contributory defined benefit retirement plan (the “Retirement Plan”). All employees of the Company are eligible to participate upon completion of one year of service and reaching age 21. Officers are eligible to participate in the Retirement Plan, but directors are not eligible unless they are also full-time employees.  Annual contributions to the Retirement Plan are made in amounts determined by the Retirement Plan’s actuaries to be sufficient to fund the benefits to be paid and to meet regulatory requirements.

The Retirement Plan provides for the payment of fixed monthly benefits upon an employee’s normal retirement at age 65. Benefits may also be paid upon early retirement as provided in the Retirement Plan. Benefits upon retirement are based upon years of service (up to a maximum of 40 years for calculating such benefits) and final average earnings. “Final average earnings” means the average annual earnings for the five consecutive years in which a participant had the highest earnings during the last 10 years of employment. Compensation for purposes of computing annual benefits under the Retirement Plan includes basic salary, wages, overtime pay, bonuses, commissions, amounts contributed to the 401(k) plan by the employee and other direct compensation included in the IRS Form W-2.

The table below illustrates the estimated annual benefits payable upon retirement under the Retirement Plan to persons in specified years of service and compensation categories. The benefits shown are straight-life annuities and are based upon an assumed retirement during 2005. The compensation amounts shown are compensation in the final year of employment. For purposes of determining final average earnings, a 5% per year increase in earnings was used for prior years.

	Years of Service

2004 Compensation	15	20	25	30	35		40 or More

125,000	15,453	20,604	25,754	30,905	36,056		41,207
150,000	19,203	25,604	32,005	38,406	44,807		51,208
175,000	22,953	30,605	38,256	45,907	53,558		61,209
200,000	26,704	35,605	44,506	53,408	62,309		71,210
225,000*	30,454	40,606	50,757	60,909	71,060		81,211
250,000*	34,205	45,606	57,008	68,409	79,811		91,213
300,000*	41,706	55,607	69,509	83,411	97,313		111,215
400,000*	56,707	75,610	94,512	113,414	132,317		151,219
450,000*	64,208	85,611	107,013	128,416	149,819		171,221	*
500,000*	71,709	95,612	119,515	143,418	167,320	*	191,223	*
550,000*	79,210	105,613	132,016	158,419	184,822	*	211,226	*

*

Under existing federal laws, earnings used to calculate benefits under the Retirement Plan may not exceed $205,000 for 2004. Also, annual benefits under the Retirement Plan may not exceed $165,000 for 2004 regardless of the benefit amount otherwise produced by the Retirement Plan formula. These limits are subject to future adjustments for cost of living increases. Annual benefits in the above table do not reflect either of these limits, and are in addition to any amounts payable from Social Security.

The years of service accrued to the named executive officers are as follows:

Employee	Years of Service Accrued as of December 31, 2004

Clarence H. Ridley	4
Clarence H. Smith	31
Dennis L. Fink	12
M. Tony Wilkerson	29
Rawson Haverty, Jr.	23

Supplemental Executive Retirement Plan

On November 3, 1995, the Board of Directors adopted a non-qualified Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 1996, for the benefit of those employees whose retirement benefits would otherwise be reduced by the limitation imposed by federal pension law and I.R.S. regulations on the amount of compensation that may be taken into account in computing benefits under a defined benefit retirement plan. Federal pension law and I.R.S. regulations currently prohibit providing benefits on annual compensation above $205,000 for 2004 and $200,000 for 2003. Under the provisions of the 1996 Supplemental Plan, participation in the Plan will be automatic for any employee who has pay that cannot be included in computing benefits under the Company’s Retirement Plan because it exceeds the I.R.S. limit; however, the total amount of annual retirement benefits that may be paid to an eligible participant in the Plan from all sources (Retirement Plan, Social Security and the 1996 Supplemental Plan) may not exceed $125,000. [See “Retirement Plan” above for information on the amount of benefits that the named executive officers are eligible to receive upon retirement.]

Mutual Fund Option Plan

On January 15, 1999, the Board of Directors adopted the Havertys Top Hat Mutual Fund Option Plan (“the Plan”).  The Plan covers certain executives and employees as designated by the Executive Committee of the Board of Directors. The Plan is designed to accumulate retirement funds for selected employees, including the executive officers. The Plan allows participants to defer up to 100% of their bonus compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus he or she would have otherwise received. The Plan required participants to defer 100% of their 1998 awarded bonus compensation and subsequent bonuses are deferrable , all or in part, by advance election by covered employees. The Plan is administered by the Company.

Agreements with Executives Regarding Change in Control

On February 7, 1997, and February 23, 2001, the Board of Directors approved agreements (each an “Agreement”) between the Company and certain executive officers of the Company, including each of the named executive officers. These Agreements provide for certain cash payments and continuation of benefits in the event of a Change in Control or Potential Change in Control of the Company, as defined in the Agreements. Generally, a “Change in Control” shall be deemed to have occurred if (i) any person becomes a beneficial owner of 20% or more of the combined voting power of the Company’s outstanding securities (other than Rawson Haverty, Mrs. Betty Haverty Smith, Clarence H. Ridley, John Rhodes Haverty, M.D., and Frank S. McGaughey, Jr., and their spouses, lineal descendants, heirs, administrators or representatives), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director approved by two-thirds of the directors then in office cease for any reason to constitute a majority of the Board of Directors, or (iii) the stockholders of the Company approve a merger or statutory share exchange with any other corporation (other than a transaction which results in the Company’s outstanding voting securities prior thereto continuing to represent at least 75% of the combined voting power of the Company’s outstanding securities, or a transaction in which no person acquires more than 50% of the combined voting power of the Company’s outstanding securities), or (iv) the stockholders of the Company approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets.

Messrs. Clarence H. Ridley, Clarence H. Smith, Dennis L. Fink and M. Tony Wilkerson have each entered into an agreement providing that:  upon termination of the executive’s employment following a Change in Control and during the term of the Agreement, unless termination is for cause, by reason of death, disability or retirement, or by the executive without “Good Reason” as defined in the Agreement, or if termination occurs prior to a Change in Control but following a Potential Change in Control in which the Company has entered into an agreement, the consummation of which will constitute a Change in Control, the Company will:

(a)

pay to the executive a lump severance payment in cash equal to the sum of (1) the higher of two times the executive’s annual base salary in effect immediately prior to the event upon which the notice of termination is based or two times the average of the executive’s annual base salary for the three years immediately prior to the event upon which the notice of termination is based, and (2) the higher of two times the amount paid to the executive as an annual discretionary bonus in the year preceding the year in which the date of termination occurs or two times the average amount paid in the three years preceding that in which the date of termination occurs;

(b)

pay to the executive a lump sum amount in cash equal to the sum of any annual discretionary bonus which has been allocated or awarded to the executive for a complete fiscal year preceding the date of termination but has not yet been paid and a pro rata portion of any annual discretionary bonus for the fiscal year in which the date of termination occurs (based upon the discretionary bonus paid or awarded in the most recently completed fiscal year);

(c)

at the option of the executive, repurchase all options held by the executive for a lump sum amount in cash equal to the product of the spread (the value of one share of stock less the per share exercise price) times the number of shares covered by each option. The value of the stock for purposes of determining the spread shall be the higher of the current market value per share or the highest per share price paid for shares within the six months preceding or after any Change in Control;

(d)

for 24 months after the date of termination, arrange to provide the executive with life, disability, accident and health insurance benefits substantially similar to those which the executive was receiving immediately prior to the notice of termination.

In addition, following a Change in Control and during the term of the Agreement, during any period that the executive fails to perform full-time duties as a result of incapacity due to physical or mental illness, the Company will pay the executive’s full salary together with all compensation and benefits payable to the executive until the executive’s employment is terminated by the Company for disability. If the executive’s employment is terminated for any reason following a Change in Control and during the term of the Agreement, the Company will pay the executive’s full salary through the date of termination together with all compensation and benefits payable through the date of termination, and will pay the executive’s normal post-termination compensation and benefits as such payments become due in accordance with the Company’s retirement, insurance and other compensation or benefit plans or programs.

The Company may reduce payments under any Agreement in accordance with provisions of the Agreement in order to insure that the total payments to an executive will be deductible pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The term of each Agreement is for a period of one year commencing on January 1 and will renew automatically each January 1 thereafter for a period of one year unless earlier terminated under the Agreement or in the event a Change of Control occurs prior to such January 1. If a Change in Control occurs during the term of the Agreement, the Agreement will continue in effect for a period of not less than 36 months beyond the month in which the Change in Control occurred.

Rawson Haverty, Jr., has also entered into an Agreement with the Company on identical terms and conditions described above, except that the severance payments with respect to annual base salary and bonus shall be with respect to one year’s base salary and one year’s annual bonus (or the average of the annual salary and the annual bonus over the previous three years, whichever is higher) as opposed to twice such amounts, and post-termination insurance benefits shall be provided for 12 months after termination as opposed to 24 months.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock and Class A Common Stock against the cumulative total return of the NYSE/AMEX/Nasdaq Home Furnishings & Equipment Stores Index (SIC Codes 5700-5799) and the S&P Smallcap 600 Index for the period of five years commencing December 31, 1999, and ending December 31, 2004.

The graph below assumes that the value of the investment in the Company’s Common Stock or Class A Common Stock and each index was $100 on December 31, 1999, and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG
HAVERTY FURNITURE COMPANIES, INC.,
NYSE/AMEX/NASDAQ HOME FURNISHINGS & EQUIPMENT STORES AND
THE S&P SMALLCAP 600 INDICES

	1999	2000	2001	2002	2003	2004

HVT	100.00	79.66	135.55	115.50	167.55	158.15
HVT-A	100.00	74.25	127.76	112.50	163.64	146.24
S&P 600 Index-Total Return	100.00	111.80	119.12	101.68	141.14	173.11
SIC Codes 5700-5799	100.00	68.26	104.81	72.66	108.46	119.79

The Company is also presenting a ten-year performance graph in this proxy statement as an alternative benchmark to give a longer-term perspective.

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock and Class A Common Stock against the cumulative total return of the NYSE/AMEX/Nasdaq Home Furnishings & Equipment Stores Index and the S&P 600 Smallcap Index for the period of ten years commencing December 31, 1994, and ending December 31, 2004.

The graph below assumes that the value of the investment in the Company’s Common Stock or Class A Common Stock and each index was $100 on December 31, 1994, and that all dividends were reinvested.

COMPARISON OF TEN-YEAR TOTAL RETURN AMONG
HAVERTY FURNITURE COMPANIES, INC.,
NYSE/AMEX/NASDAQ HOME FURNISHINGS & EQUIPMENT STORES AND
THE S&P SMALLCAP 600 INDICES

	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004

HVT	100.00	120.98	101.65	123.72	195.64	238.48	189.98	323.24	275.42	399.56	377.16
HVT-A	100.00	135.98	106.96	122.05	177.37	239.65	177.95	306.19	269.61	392.16	350.46
S&P 600 Index-Total Return	100.00	129.96	157.58	197.89	195.31	219.54	245.44	261.50	223.24	309.86	380.04
SIC Codes 5700-5799	100.00	85.51	96.06	149.82	206.33	286.68	195.71	300.52	208.34	310.98	343.46

AUDIT COMMITTEE

Audit Committee Membership

All current members of the Audit Committee are independent as defined in both the NYSE listing standards and the Securities and Exchange Commission standards applicable to audit committee members. The Board of Directors has determined that all current members of the Audit Committee are audit committee financial experts as defined in the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT

The Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on Havertys’ Website, www.havertys.com.) While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Committee reviews Havertys’ financial statements and financial reporting process on behalf of the Board of Directors.  Havertys’ independent auditors, Ernst & Young LLP, are responsible for performing an audit of Havertys’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with generally accepted accounting principles. The Committee’s responsibility is to monitor and oversee these processes.

The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities and has sole authority to appoint and to terminate the engagement of the independent auditors.

During the past year, the Committee at each of its regularly scheduled meetings discussed with management the scope, plans for and progress of management’s evaluation of Havertys’ internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. The Committee also discussed the status of testing of internal control over financial reporting with Havertys’ independent auditors, Ernst & Young LLP. The Committee reviewed, and discussed with management and the independent auditors, management’s assessment of and report on the effectiveness of Havertys’ internal controls over financial reporting as of December 31, 2004, and the independent auditors’ attestation report on management’s assessment. The Committee held private sessions at its regularly scheduled meetings with the head of Havertys’ internal audit function, Havertys’ independent auditors and management.

In this context, the Committee reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required under the New York Stock Exchange’s listing standards, as modified and supplemented, and the Securities and Exchange Commission’s rules. In addition, the Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors their independence from Havertys and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2004 to Havertys was compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Havertys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission.

Audit Committee

John T. Glover, Chairman
Vicki R. Palmer
Fred L. Schuermann

Services Performed by the Independent Auditor

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence.  The Committee’s policy and procedures are as follows:

•

All audit services must be pre-approved by the Committee.  The Committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, Company structure, or other matters. The Committee may also grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

•

Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The Committee believes that the providing of these services does not impair the independence of the auditor. All audit-related services must be pre-approved by the Committee.

•

All tax services must be separately pre-approved by the Committee.  The Committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning and tax advice without impairing the auditor’s independence.

•

Non-audit services classified as “all other services” must be separately pre-approved by the Committee. The Committee may approve such services if (i) the services are permissible under SEC rules, (ii) the Committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes, and the Committee concurs, that the auditor is the best choice to provide the service.

•

Process. At the beginning of each audit year, management requests prior Committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagement known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter and based on the Committee’s pre-approval policy, they are brought forward to the Committee for approval.  To the extent approvals are required between regularly scheduled committee meetings; pre-approval authority is delegated to the Committee Chair.

For each engagement, management or the independent auditor provides the Committee with information about the services and fees sufficiently detailed to allow the Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

After the end of the audit year, the independent auditor provides the Committee with a summary of the actual fees incurred for the completed audit year.

Ernst & Young LLP served as the independent auditor for the Company during the year ended December 31, 2004. Although the Audit Committee has not yet selected an independent auditor for Havertys for the fiscal year ended December 31, 2005, it is expected that Ernst & Young LLP will be chosen. No representative of Ernst & Young LLP will be present at the annual meeting.

Independent Auditor Fees

The Audit Committee approves all audit and non-audit services to be performed by independent auditors before the services are provided. The Audit Committee’s pre-approval requirement was not waived for any fees in 2004. As described in the Audit Committee Report for 2004, set forth above under “Information About the Board of Directors,” the Audit Committee determined that the non-audit services provided to the Company by Ernst & Young in 2004 were compatible with maintaining their independence.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s 2004 and 2003 annual financial statements were $885,000 in 2004 and $289,500 in 2003. The fees also covered services for the related reviews of financial statements included in the Company’s Forms 10-Q for those years, the 2004 audit of the effectiveness of the Company’s internal controls over financial reporting, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above were $33,000 in 2004 and $32,000 in 2003. These charges represented services primarily pertaining to the audits of the Company’s employee benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young for professional services rendered for tax fees were $114,450 in 2004 and $98,000 in 2003. These amounts represent tax compliance services, state income tax advice and other miscellaneous tax advice.

All Other Fees

Ernst & Young provides to the Company access to its Internet accounting and tax research tools for an annual fee of $2,500.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for the year ended December 31, 2004, which includes certain financial information about the Company, is being mailed to stockholders together with this Proxy Statement. Additional copies of the Annual Report, along with copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Stockholder Relations, Haverty Furniture Companies, Inc. 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. These documents and other information may also be accessed from the Company’s website at www.havetys.com.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker
Vice President,
Secretary and Treasurer
April 25, 2005
Atlanta, Georgia

780 JOHNSON FERRY ROAD SUITE 800 ATLANTA, GA 30342	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Haverty Furniture Companies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Haverty Furniture Companies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HAVER1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote
FOR its nominees.

Election of Directors					For	Withhold	For All	To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1&2.	To elect twelve directors of the Company for terms of one year, and until their successors are elected and qualified:				All	All	Except

	Holders of Class A Common Stock				O	O	O
	01)	Clarence H. Ridley	06)	Mylle H. Mangum
	02)	Clarence H. Smith	07)	Fred L. Schuermann
	03)	Rawson Haverty, Jr.	08)	Al Trujillo
	04)	Frank S. McGaughey, III	09)	Ben M. Haverty
	05)	John T. Glover

	Holders of Common Stock

	10)	L. Phillip Humann	12)	Terence F. McGuirk
	11)	Vicki R. Palmer

Please date and sign exactly as name(s) appears above. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For comments, please check this box and write them on the back where indicated		O

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

HAVERTY FURNITURE COMPANIES, INC.

Proxy Solicited on Behalf of the Board of Directors for
P R O X Y	Annual Meeting of Stockholders to be held May 16, 2005

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 16, 2005, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, at 10:00 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)
SEE REVERSE
SIDE